EXHIBIT 10.2

IMPRIMIS PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2007 INCENTIVE STOCK AND AWARDS PLAN

PERFORMANCE STOCK UNITS AGREEMENT

Effective as of February 1, 2015 (the “Grant Date”), Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), has awarded to Andrew R. Boll (“Grantee”) a targeted number of 157,500 Performance Stock Units (the “Performance Stock Units” or “Award”) to be calculated and determined as discussed below. Each Performance Stock Unit will represent an unfunded and unsecured promise of the Company to deliver shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to Grantee as set forth herein. Each Performance Stock Unit will be subject to forfeiture until the date such Performance Stock Unit vests pursuant to Section 1 of this Performance Stock Units Agreement (this “Agreement”). The Performance Stock Units have been granted pursuant to the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and of this Agreement. Capitalized terms used in this Agreement that are not specifically defined will have the meanings ascribed to such terms in the Plan.

1. Vesting. The Performance Stock Units consist of the following five tranches (each, a “Tranche”) that vest upon the attainment of the target share price (the “Target Share Price”) as specified below:

Tranche	No. of Shares	Target Share Price
Tranche 1	30,000 Performance Stock Units	$10.00 or greater
Tranche 2	30,000 Performance Stock Units	$15.00 or greater
Tranche 3	30,000 Performance Stock Units	$20.00 or greater
Tranche 4	30,000 Performance Stock Units	$25.00 or greater
Tranche 5	37,500 Performance Stock Units	$30.00 or greater

Each Tranche may only vest once. Except as otherwise specified below, for each respective Tranche to vest, all three of the following conditions must be met:

(a) a Trigger Date may occur any time after the Grant Date. A “Trigger Date” means any trading day on which the official closing price per Share (the “Closing Price”) is at or above the Target Share Price for the respective Tranche. Notwithstanding the foregoing, the Committee will, in such manner as the Committee determines is appropriate in its discretion, include the value of stock dividends distributed to the stockholders of the Company in connection with spin-offs or similar transactions for purposes of determining whether the Target Share Price has been achieved;

(b) during the period that includes the Trigger Date and the immediately following 19 trading days (each, a “Measurement Period”), the arithmetic mean of the 20 Closing Prices during the Measurement Period must be at or above the Target Share Price for such Tranche (the “20 Closing Price Condition”); and

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(c) the Grantee must be in continuous service with the Company and its Affiliates through the third anniversary of the Grant Date (the “Service Condition”).

To the extent all three of the above conditions are met, the third anniversary of the Grant Date shall be the “Vesting Date.” If the Grantee’s employment is terminated as a result of death or by the Company due to the Grantee’s Disability, in each case before the third anniversary of the Grant Date, then all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or before the date of termination but which are not vested solely because the Service Condition has not been satisfied shall vest, and the date of termination shall be the Vesting Date. If the Grantee’s employment is terminated by the Company without Cause (as defined in his Amended and Restated Employment Agreement with the Company effective as of February 1, 2015 (the “Employment Agreement”)), or by the Grantee for Good Reason (as defined in his Employment Agreement), in each case before the third anniversary of the Grant Date, then (i) all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or before the date of termination but which are not vested solely because the Service Condition has not been satisfied shall vest, and the date of termination shall be the Vesting Date; and (ii) all Tranches for which a Trigger Date occurs and the 20 Closing Price Condition has been satisfied on or after the date of termination but on or before the first anniversary of the date of termination and with respect to which the Grantee would have vested had he satisfied the Service Condition shall vest on the date on which both the Trigger Date occurs and the 20 Closing Price Condition has been satisfied and such date shall be the Vesting Date; provided, in each case, that the Grantee executes and delivers to the Company the Severance Release (as defined in the Employment Agreement) within sixty (60) days following the date of termination, without revocation or modification; provided, further, that if a Change of Control has occurred prior to such termination, the subsequent sentence shall govern; provided, further, that in no event shall the Vesting Date or a Trigger Date extend beyond the third anniversary of the Grant Date. Notwithstanding anything to the contrary in the Employment Agreement (including, without limitation, Section 6(c) thereof), if, after the first anniversary but before the third anniversary of the Grant Date, the Grantee’s employment is terminated by the Company or its successor without Cause (as defined in the Employment Agreement) or by the Grantee for Good Reason (as defined in the Employment Agreement), in either case on or within twelve (12) months after a Change of Control (as defined in the Employment Agreement), then the following Tranches shall vest, and the date of termination shall be the Vesting Date: (A) all Tranches for which a Trigger Date has occurred and the 20 Closing Price Condition has been satisfied on or immediately before the Change of Control but which are not vested solely because the Grantee has not satisfied the Service Condition; and (B) all other Tranches with a Target Share Price at or below the per-Share transaction consideration received by stockholders of the Company upon the Change of Control (as determined in accordance with the terms and conditions of the applicable definitive agreement that results in the Change of Control); provided that the Grantee executes and delivers to the Company the Severance Release (as defined in the Employment Agreement) within sixty (60) days following the date of termination, without revocation or modification; provided, further, that in no event shall the Vesting Date or a Trigger Date extend beyond the third anniversary of the Grant Date. Any Tranche that has not vested by the third anniversary of the Grant Date shall expire.

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2. Transferability. The Performance Stock Units shall not be transferable.

3. Termination of Employment. Except as set forth in Section 1, if a termination of employment of Grantee occurs prior to the vesting in full of the Performance Stock Units, any unvested portion of such Performance Stock Units shall be forfeited by Grantee.

4. Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall mean Grantee’s material breach of any provision of Section 7 of the Employment Agreement or Grantee’s breach of any provision of Grantee’s Proprietary Information Agreement (as defined in the Employment Agreement).

5. Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Company or any of its affiliates and for one (1) year following termination of employment regardless of the reason, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in Triggering Conduct during the time period set forth in the preceding sentence, then Grantee shall, within thirty (30) days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Grantee resulting from the settlement of all Performance Stock Units pursuant to Section 6 hereof (measured as of the settlement date (i.e., the market value of the Performance Stock Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. Grantee may be released from Grantee’s obligations under this Section 5 if and only if the Committee (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. The parties acknowledge and agree that nothing in this Section 5 constitutes a so-called “non-compete” covenant. This Section 5 does, however, prohibit certain conduct while Grantee is associated with the Company or any of its affiliates and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances. No provisions of this Agreement shall diminish, negate or otherwise impact any separate agreement to which Grantee may be a party, including, without limitation, any certificate of compliance or similar attestation/certification signed by Grantee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Grantee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void as to this Agreement. Grantee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Grantee’s receipt of the Performance Stock Units, in consideration of employment, in consideration of exposing Grantee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Performance Stock Units and execution of this Agreement are voluntary actions on the part of Grantee and that the Company is unwilling to provide the Performance Stock Units to Grantee without including the restrictions and covenants of Grantee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Sections 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

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6. Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, and unless Grantee makes an effective election to defer receipt of the Shares represented by the Performance Stock Units, on the Vesting Date, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Section 10) the Shares represented by such Performance Stock Units; provided, however, that where the vesting of any Performance Stock Unit occurs in connection with Grantee’s termination without Cause, termination for Good Reason or termination due to Disability, Section 409A of the Code applies to the distribution in connection with such acceleration and Grantee is a “specified employee” (determined in accordance with Section 409A of the Code), Grantee shall be entitled to receive the corresponding Shares from the Company on the date that is the first day of the seventh (7th) month after Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code). Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

7. Dividend Equivalents. Grantee shall not be entitled to receive any cash dividends on the Performance Stock Units. However, to the extent the Company determines to pay a cash dividend to holders of the Shares, Grantee shall, with respect to each Performance Stock Unit, be entitled to receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such Performance Stock Unit pursuant to Section 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Shares represented by such Performance Stock Unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Performance Stock Units). Elections to defer receipt of the cash payments in lieu of cash dividends beyond the date of settlement provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Company in compliance with the requirements of Section 409A of the Code.

8. Right of Set-Off. By accepting these Performance Stock Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by the Company or any of its affiliates from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed by Grantee to the Company or any of its affiliates under this Agreement.

9. No Stockholder Rights. Grantee shall have no rights of a stockholder with respect to the Performance Stock Units, including, without limitation, any right to vote the Shares represented by the Performance Stock Units.

10. Withholding Tax.

(a) Generally. Grantee is liable and responsible for all taxes owed in connection with the Performance Stock Units (including taxes owed with respect to any cash payments described in Section 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Performance Stock Units or the subsequent sale of Shares issuable upon settlement of the Performance Stock Units. The Company does not commit and is under no obligation to structure the Performance Stock Units to reduce or eliminate Grantee’s tax liability.

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(b) Payment of Withholding Taxes. Prior to any event in connection with the Performance Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Grantee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Share Withholding. Unless Grantee elects to satisfy the Tax Withholding Obligation pursuant to Sections 10(b)(ii) or 10(b)(iii), Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to retain on Grantee’s behalf the number of Shares from those Shares issuable to Grantee under the Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation becomes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Performance Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate, but in no event shall such amount exceed the minimum required by applicable law and regulations.

(ii) By Sale of Shares. No later than five (5) business days prior to a Vesting Date, Grantee may instruct and authorize the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Grantee’s behalf a whole number of Shares from those Shares issuable to Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Grantee will be responsible for all broker’s fees and other costs of sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s minimum Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company or any Subsidiary as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described herein.

(iii) By Check, Wire Transfer or Other Means. No later than five (5) business days prior to a Vesting Date, Grantee may elect to satisfy Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

(iv) Notwithstanding anything to the contrary set forth above, the Company shall have the right to deduct from all cash payments paid pursuant to Section 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

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11. Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Performance Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all disputes relating to this Agreement shall be resolved exclusively pursuant to the terms of Section 8 of the Employment Agreement.

12. Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

13. Prompt Acceptance of Agreement. The Performance Stock Unit award evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Grantee by indicating Grantee’s acceptance of this Agreement in accordance with the Company’s applicable acceptance procedures, within ninety (90) days after the Grant Date.

14. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Unit grant under and participation in the Plan or future Performance Stock Units that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of this Performance Stock Unit award and the execution of this Agreement through electronic signature.

15. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

Attention: Chief Executive Officer

Facsimile: 858-345-1745

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All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee at the address set forth on the Grantee’s acceptance of this Agreement or such other address provided by the Grantee to the Company pursuant to this Section 15.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

IMPRIMIS PHARMACEUTICALS, INC.

a Delaware corporation

By:	/S/ Mark L. Baum
Its:	Chief Executive Officer
Date:	2/1/2015

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ACCEPTANCE OF AGREEMENT

Grantee, Andrew R. Boll, hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; and (b) voluntarily and knowingly accepts this Agreement and the Performance Stock Units granted to him under this Agreement subject to all provisions of the Plan and this Agreement, including, without limitation, the provisions in the Agreement regarding “Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Sections 4 and 5 of this Agreement. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Prospectus pertaining to the Plan.

/S/ Andrew R. Boll
Grantee’s Signature

2/1/2015
Date

Address

City, Sate & Zip

Email Address

Facsimile Number

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